EXHIBIT 4.2

                    AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

This Amendment is effective the 28th day of June 2006 by and between InComm Holdings, Corp. ("InComm"), a Nevada corporation and Juan Daniel Fresco ("Fresco"), an individual residing in the state of Florida.

                                    RECITALS

         InComm and Fresco are parties to a certain Convertible Promissory Note dated March 22, 2005 (Agreement); InComm and Fresco desire to amend the Agreement as it relates to them;

         NOW THEREFORE, in consideration of the premises, agreements, covenants and obligations herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby amend the Agreement.

         I. The introductory paragraph is amended to read as follows:

         This Promissory Note (the "Note") is repayable on November 22, 2006. The Lender shall receive by no later than September 22, 2006 an interest payment equivalent to the sum of Ten Percent (10%) for the Eighteen (18) months from March 22, 2005 to September 22, 2006 or Fifteen Thousand Dollars ($15,000) plus the Ten Percent (10%) penalty for the extension of the Agreement or Ten Thousand Dollars ($10,000), all totaling Twenty Five Thousand Dollars ($25,000). The parties understand that all calculations are based on a One Hundred Thousand Dollars ($100,000) amount because InComm repaid Fresco Ten Thousand Dollars ($10,000) of the original One Hundred Ten Thousand Dollars ($110,000) Agreement.

In addition to the foregoing, for each dollar loaned by the Lender to the Maker, the Lender shall receive twenty (20) warrants, (the "Warrants"). Each Warrant(s) shall be exercisable at TEN CENTS ($0.10) per common share of the Maker (the "Warrant Shares"), for a period of no more than THREE (3) years from the date of this Note's execution (the "Exercise Period").

The Shares and Warrants shall have the rights, preferences, privileges and restrictions set forth in the respective documents, herein and in the Maker's Certificate of Incorporation and Bylaws.

         II. The parties agree that all the provisions of the Agreement will remain valid and enforceable and shall not be affected by this Amendment with the exception of the changes made in the introductory paragraph, specifically, the cancellation of the Note's convertible feature.

         The undersigned parties certify to having read this Amendment to the Agreement and that it correctly states the new terms and conditions set forth above as amendment to the Agreement and hereby approve said Amendment to the Agreement.


         INCOMM (Borrower)                       FRESCO (Holder)

         /s/ Luis Alvarez                        /s/ Juan Daniel Fresco
         ----------------                        ----------------------
         Luis Alvarez, Chairman & CEO            Juan Daniel Fresco

         Date: June 28, 2006                     Date: June 28, 2006
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